Filed Pursuant to Rule 433

Registration No. 333-205684

FREE WRITING PROSPECTUS

(To Prospectus dated June 29, 2016

as supplemented by Supplement No.1

dated October 11, 2016

BREAKING NEWS - front page of "The Property Report" -

Firm's Pitch: Come Invest With Your Rich Uncle

California startup launches a nontraded REIT, hoping to tap $110 billion business

__________ [Investor First Name],

Rich Uncles REIT is featured today in the Wall Street Journal – front page of "The Property Report."

Here is a Quote from Howard Makler, President of Rich Uncles:

"You’ve heard of Uber and you’ve heard of Airbnb. And you understand how these businesses have disrupted old school ways of operating,” said Mr. Makler. “Rich Uncles is doing the same thing.”

Click here to read more [Opens to The Wall Street Journal Article posted on the Issuer’s website and the printed Article is set forth below]

Isn’t it time to diversify and own income producing commercial real estate?

[Opens to the Issuer’s log-in website page]

If you have any questions, please email us at info@richuncles.com or call us at (855) Rich-Uncles.

Sincerely,

Rich Uncles Investor Relations

(855) Rich-Uncles

Rich Uncles NNN REIT, Inc. has filed a registration statement (including prospectus) with the US Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in the registration statement and the other documents Rich Uncles NNN REIT has filed with the SEC for more complete information about Rich Uncles and the securities offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Rich Uncles will arrange to send you the prospectus if you request it by calling toll free (855) Rich-Uncles or emailing prospectus-nnn@richuncles.com, or by visiting https://www.richuncles.com/prospectus/nnn. This is not an offering, which may be made only by prospectus. The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

The $1 Billion offering of our common stock is currently approved in the following States: California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Nevada, Montana, New Hampshire, New York, South Dakota, Texas, Utah, Vermont, Wisconsin and Wyoming. No offer to sell any securities, and no solicitation of an offer to buy any securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law. We continue to seek approval of other States and we frequently update our approved States list on our website (http://www.richuncles.com).

Copyright © 2016 Rich Uncles
Our address is 3080 Bristol Street, Suite 550, Costa Mesa, CA 92626

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